                                                                    EXHIBIT 99.1

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Fleet Financial Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Fleet Financial Group, Inc., as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fleet Financial Group, Inc., at December 31, 1994 and 1993, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the Notes to Consolidated Financial Statements, the corporation changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994.

                                          /s/ KPMG PEAT MARWICK LLP

Providence, Rhode Island
January 18, 1995

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                1994         1993         1992
                                                               ------       ------       ------
                                                                    (DOLLARS IN MILLIONS,
                                                                  EXCEPT PER SHARE AMOUNTS)
Interest and fees on loans and leases....................      $2,367       $2,339       $2,514
Interest on securities (includes interest from tax-exempt
  securities of $33 million, $27 million, and $24 million
  in 1994, 1993, and 1992, respectively).................         905          873          902
                                                               ------       ------       ------
          Total interest income..........................       3,272        3,212        3,416
                                                               ------       ------       ------
Interest expense:
  Deposits...............................................         764          744        1,076
  Short-term borrowings..................................         294          180          164
  Long-term debt.........................................         232          237          223
                                                               ------       ------       ------
          Total interest expense.........................       1,290        1,161        1,463
                                                               ------       ------       ------
Net interest income......................................       1,982        2,051        1,953
                                                               ------       ------       ------
Provision for credit losses..............................          62          271          486
                                                               ------       ------       ------
Net interest income after provision for credit losses....       1,920        1,780        1,467
                                                               ------       ------       ------
Noninterest income:
  Mortgage banking.......................................         363          414          364
  Service charges, fees, and commissions.................         321          310          286
  Investment services revenue............................         175          174          160
  Student loan servicing fees............................          54           51           61
  FDIC loan administration fees..........................          52           31           12
  Securities available for sale gains (losses)...........          (1)         282          207
  Gain on partial sale of FMG............................          --           --          121
  Other..................................................         209          203          157
                                                               ------       ------       ------
          Total noninterest income.......................       1,173        1,465        1,368
                                                               ------       ------       ------
Noninterest expense:
  Employee compensation and benefits.....................         949        1,018          958
  Occupancy..............................................         168          174          165
  Equipment..............................................         133          130          118
  Purchased mortgage servicing rights amortization.......          85          240          107
  Legal and other professional...........................          75           74           74
  FDIC assessment........................................          70           76           75
  Marketing..............................................          65           53           51
  Core deposit and goodwill amortization.................          57           54           45
  OREO expense...........................................          39           57          154
  Restructuring charges..................................          44          125           --
  Loss on sale of problem assets.........................          --           --          115
  Other..................................................         385          423          456
                                                               ------       ------       ------
          Total noninterest expense......................       2,070        2,424        2,318
                                                               ------       ------       ------
Income before income taxes...............................       1,023          821          517
Applicable income taxes..................................         398          327          228
                                                               ------       ------       ------
Net income before minority interest......................         625          494          289
Minority interest........................................         (12)          (6)          (9)
                                                               ------       ------       ------
Net income...............................................      $  613       $  488       $  280
                                                               ======       ======       ======
Net income applicable to common shares...................      $  598       $  466       $  252
                                                               ======       ======       ======
Weighted average common shares outstanding:
  Primary................................................      159,483,021  154,666,307  141,469,658
  Fully diluted..........................................      159,483,021  154,899,995  142,778,665
Earnings per share:
  Primary................................................      $ 3.75       $ 3.01       $ 1.78
  Fully diluted..........................................        3.75         3.01         1.77
Dividends declared.......................................        1.40        1.025        0.825

          See accompanying Notes to Consolidated Financial Statements.

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1994        1993
                                                                           -------     -------
                                                                               (DOLLARS IN
                                                                            MILLIONS, EXCEPT
                                                                             PER SHARE DATA)
ASSETS
Cash, due from banks and interest-bearing deposits.......................  $ 5,208     $ 2,213
Federal funds sold and securities purchased under agreements to resell...      649          --
Securities available for sale (1994 at market; 1993 at cost, market value
  $12,931 at December 31, 1993)..........................................   10,353      12,577
Securities held to maturity (market value: $890 and $1,580)..............      891       1,546
Loans and leases.........................................................   27,541      26,310
Reserve for credit losses................................................     (953)     (1,000)
                                                                           -------     -------
          Net loans and leases...........................................   26,588      25,310
                                                                           -------     -------
Mortgages held for resale................................................      489       2,622
Purchased mortgage servicing rights......................................      827         560
Premises and equipment...................................................      824         733
Deferred taxes...........................................................      352         360
Accrued interest receivable..............................................      342         347
Excess cost over net assets of subsidiaries acquired.....................      180         187
Other intangibles........................................................      159         166
Other assets.............................................................    1,895       1,302
                                                                           -------     -------
          Total assets...................................................  $48,757     $47,923
                                                                           =======     =======

LIABILITIES
Deposits:
  Demand.................................................................  $ 6,890     $ 6,473
  Regular savings, NOW, money market.....................................   15,220      16,437
  Time...................................................................   12,696       8,175
                                                                           -------     -------
          Total deposits.................................................   34,806      31,085
                                                                           -------     -------
Federal funds purchased and securities sold under agreements to
  repurchase.............................................................    2,846       1,961
Other short-term borrowings..............................................    3,105       6,146
Accrued expenses and other liabilities...................................    1,163       1,648
Long-term debt...........................................................    3,457       3,444
                                                                           -------     -------
          Total liabilities..............................................   45,377      44,284
                                                                           -------     -------

STOCKHOLDERS' EQUITY
Preferred stock..........................................................      379         501
Common stock (shares issued: 141,574,162 in 1994 and 137,381,588 in 1993;
  shares outstanding: 135,024,262 in 1994 and 137,381,588 in 1993).......      142         137
Common surplus...........................................................    1,547       1,492
Retained earnings........................................................    1,936       1,509
Net unrealized gain (loss) on securities available for sale..............     (374)         --
Treasury stock, at cost, 6,549,900 shares................................     (250)         --
                                                                           -------     -------
          Total stockholders' equity.....................................    3,380       3,639
                                                                           -------     -------
Total liabilities and stockholders' equity...............................  $48,757     $47,923
                                                                           =======     =======

          See accompanying Notes to Consolidated Financial Statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                     NET UNREALIZED
                                                                                      GAIN (LOSS)
                                               COMMON                                ON SECURITIES
                                PREFERRED      STOCK       COMMON      RETAINED        AVAILABLE        TREASURY
                                  STOCK        $1 PAR      SURPLUS     EARNINGS         FOR SALE         STOCK       TOTAL
                                ---------     --------     -------     ---------     --------------     --------     ------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE AT DECEMBER 31,
  1991........................    $ 321         $121       $1,006       $ 1,062          $   --          $   --      $2,510
Net income....................       --           --           --           280              --              --
Cash dividends declared on
  common stock ($0.825 per
  share)......................       --           --           --          (101)             --              --
Cash dividends declared on
  preferred stock.............       --           --           --           (28)             --              --
Dual convertible preferred
  stock.......................      283(a)        --           --            --              --              --
Common stock issued in
  connection with:
  Employee benefit and stock
    option plans and
    conversion of preferred
    stock and convertible
    debentures................       --            1           48            (1)             --              --
  Dividend reinvestment.......       --            1           12            --              --              --
Adjustment of valuation
  account for marketable
  equity securities...........       --           --           --             5              --              --
                                ---------     --------     -------     ---------         ------         --------     ------
BALANCE AT DECEMBER 31,
  1992........................      604          123        1,066         1,217              --              --       3,010
Net income....................       --           --           --           488              --              --
Cash dividends declared on
  common stock ($1.025 per
  share)......................       --           --           --          (140)             --              --
Cash dividends declared on
  preferred stock.............       --           --           --           (22)             --              --
Purchase of Series III
  preferred stock.............      (50)          --           --           (15)             --              --
Purchase of Series IV
  preferred stock.............      (50)          --           --           (11)             --              --
Common stock issued in
  connection with:
  Common stock offering, net
    of issuance costs of
    $10.......................       --           12          379            --              --              --
  Employee benefit and stock
    option plans and
    conversion of preferred
    stock.....................       (3)           1           23            (4)             --              --
Dividend reinvestment.........       --            1           23            --              --              --
Other items, net..............       --           --            1            (4)             --              --
                                ---------     --------     -------     ---------         ------         --------     ------
BALANCE AT DECEMBER 31,
  1993........................      501          137        1,492         1,509              --              --       3,639
Net unrealized gain on
  securities available for
  sale at January 1, 1994.....       --           --           --            --             224              --
Net income....................       --           --           --           613              --              --
Cash dividends declared on
  common stock
  ($1.40 per share)...........       --           --           --          (192)             --              --
Cash dividends declared on
  preferred stock.............       --           --           --           (15)             --              --
Redemption of preferred
  stock.......................     (122)          --           --            --              --              --
Common stock issued in
  connection with employee
  benefit and stock option
  plans.......................       --            1           17            (4)             --              --
Adjustment to valuation
  reserve for securities
  available for sale..........       --           --           --            --            (598)             --
Treasury stock purchased......       --           --           --            --              --            (250)
Other items, net..............       --            4           38            25              --              --
                                ---------     --------     -------     ---------         ------         --------     ------
BALANCE AT DECEMBER 31,
  1994........................    $ 379         $142       $1,547       $ 1,936          $ (374)         $ (250)     $3,380
                                ========      ==========   =======     ========      =============      ========     ======

- ---------------
(a) Shown separately at December 31, 1991.

          See accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------
                                                                         1994         1993         1992
                                                                       --------     --------     --------
                                                                             (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................................................  $    613     $    488     $    280
Adjustments for noncash items:
  Depreciation and amortization of premises and equipment............       112           95           76
  Amortization of purchased mortgage servicing rights and other
    intangible assets................................................       142          294          152
  Writedown of OREO to fair value....................................        27           47          126
  Provision for credit losses........................................        62          271          486
  Deferred income tax expense (benefit)..............................        62         (114)           2
  Loss on sale of problem assets.....................................        --           --          115
  Minority interest..................................................        12            6            9
  Securities (gains) losses..........................................         1         (282)        (207)
  Gain on partial sale of FMG........................................        --           --         (121)
  Other gains on sales of assets.....................................       (86)         (39)         (28)
Originations and purchases of mortgages held for resale..............   (10,607)     (19,719)     (17,408)
Proceeds from sales of mortgages held for resale.....................    12,740       19,184       17,117
(Increase) decrease in accrued receivables, net......................       (41)        (176)         663
(Decrease) increase in accrued liabilities, net......................      (408)         288         (148)
Other, net...........................................................      (176)         417          477
                                                                       --------     --------     --------
         Net cash flow provided by operating activities..............     2,453          760        1,591
                                                                       --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available for sale...........................   (20,787)      (8,506)      (7,080)
Proceeds from maturities and sales of securities available for
  sale...............................................................    23,743        7,439        7,215
Purchases of securities held to maturity.............................      (865)         (60)      (1,714)
Proceeds from maturities of securities held to maturity..............       750          308           12
Net cash and cash equivalents received from banking institutions
  acquired...........................................................        --           --          400
Loans made to customers, nonbanking subsidiaries.....................    (1,109)      (3,413)      (2,796)
Principal collected on loans made to customers, nonbanking
  subsidiaries.......................................................     1,097        3,386        3,105
Loans purchased from third parties (including FDIC)..................      (330)        (179)      (1,892)
Proceeds from sales of loans.........................................        73          344          871
Net (increase) decrease in loans and leases, banking subsidiaries....    (1,099)        (571)         405
Putable loans transferred to the FDIC................................        76          274          632
Proceeds from sales of OREO..........................................        89          148          259
Purchases of premises and equipment..................................      (210)        (205)        (124)
Purchases of mortgage servicing rights...............................      (374)        (255)        (148)
                                                                       --------     --------     --------
         Net cash flow provided (used) by investing activities.......     1,054       (1,290)        (855)
                                                                       --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits..................................     3,097       (1,650)      (4,674)
Net (decrease) increase in short-term borrowings.....................    (2,391)       1,708        2,925
Proceeds from issuance of long-term debt.............................       684          645          876
Repayments of long-term debt.........................................      (700)      (1,013)         (68)
Proceeds from issuance of common stock...............................        14          432           27
Proceeds from issuance of FMG common stock...........................        --           --          207
Redemption and repurchase of common and preferred stock..............      (372)        (269)          --
Cash dividends paid..................................................      (195)        (147)        (125)
                                                                       --------     --------     --------
         Net cash flow provided (used) by financing activities.......       137         (294)        (832)
                                                                       --------     --------     --------
Net increase (decrease) in cash and cash equivalents.................     3,644         (824)         (96)
                                                                       --------     --------     --------
Cash and cash equivalents at beginning of year.......................     2,213        3,037        3,133
                                                                       --------     --------     --------
Cash and cash equivalents at end of year.............................  $  5,857     $  2,213     $  3,037
                                                                       =========    =========    =========

          See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Fleet conform to generally accepted accounting principles and prevailing practices within the banking industry. Certain prior year amounts have been reclassified to conform to current year classifications. The following is a summary of the significant accounting policies.

     Basis of Presentation. The consolidated financial statements of Fleet include the accounts of the corporation and its subsidiaries. All material intercompany transactions and balances have been eliminated. For purposes of the Consolidated Statements of Cash Flows, the corporation defines cash and cash equivalents to include cash, due from banks, interest-bearing deposits, federal funds sold, and securities purchased under agreements to resell.

     Securities. Securities are classified at the time of purchase, based on management's intentions, as securities held to maturity, securities available for sale, or trading account securities. Securities held to maturity are those that management has the positive intent and ability to hold to maturity and are carried at amortized cost.

     Effective January 1, 1994, the corporation adopted Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with any net after-tax unrealized gains (losses) reflected as a separate component of stockholders' equity. Previously, debt securities were recorded at the lower of amortized cost or fair value with any net unrealized losses included in earnings. In connection with the adoption of Statement No. 115, the corporation transferred securities netting to $767 million from the held to maturity portfolio to the available for sale portfolio.

     Securities available for sale, which include marketable equity securities, are those that management intends to hold for an indefinite period of time, including securities used as part of the asset/liability management strategy, and that may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the desire to increase capital, or other similar factors.

     Any portion of unrealized loss on an individual security deemed to be other than temporary is recognized as a realized loss in the accounting period in which such determination is made. The specific identification method is used to determine gains and losses on sales of securities.

     Loans and Leases. Loans and leases are placed on nonaccrual status either as a result of past-due status or a judgment by management that, although payments are current, such action is prudent. Except in the case of most consumer and residential real estate loans, loans and leases on which payments are past due 90 days or more are placed on nonaccrual status unless they are well-secured and in the process of normal collection or renewal. Consumer loans, including residential real estate, are placed on nonaccrual status at 120 days past due and generally charged off at 180 days past due. When a loan is placed on nonaccrual status, all interest previously accrued in the current year, but not collected, is reversed against interest income. Any interest accrued in prior years is charged against the reserve for credit losses. Assets can be returned to accrual status when they become current as to principal and interest or demonstrate a period of performance under the contractual terms, and, in management's opinion, are fully collectable.

     Foreclosed Property and Repossessed Equipment. Property and equipment acquired through foreclosure (other real estate owned, or OREO) are stated at the lower of cost or fair value less selling costs. Credit losses arising at the time of foreclosure are charged against the reserve for credit losses. Any additional writedowns to the carrying value of these assets that may be required are charged to expense and recorded in a valuation reserve that is maintained on an asset-by-asset basis.

     Reserve for Credit Losses. The corporation continually evaluates its reserve for credit losses by performing detailed reviews of certain individual loans and leases in view of the historic net charge-off experience of the portfolio, and evaluations of current and anticipated economic conditions and other pertinent factors. Based on these analyses, the reserve for credit losses is maintained at levels considered adequate by management to provide for loan and lease losses inherent in these portfolios.

     Loans and leases, or portions thereof, deemed uncollectable are charged off against the reserve while recoveries of amounts previously charged off are credited to the reserve. Amounts are charged off once the probability of loss has been established, giving consideration to such factors as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.

     Mortgages Held for Resale. Mortgages held for resale are recorded at the lower of aggregate cost or market value. Market value is determined by outstanding commitments from investors or by current investor yield requirements.

     Purchased Mortgage Servicing Rights (PMSRs). The acquisition costs of bulk-servicing purchases and servicing rights acquired through the purchase of mortgage loans originated by others, net of aggregate gains from the sale of these purchased loans, are capitalized as PMSRs. The acquisition costs capitalized do not exceed the present value of the expected net future servicing income at the time of acquisition.

     The cost of PMSRs is amortized over the estimated period of net servicing revenues. The corporation evaluates PMSRs for impairment by making its best estimate of the undiscounted anticipated future net cash flows considering market consensus prepayment predictions, portfolio prepayment rates, the range of reported prepayment predictions, mortgage interest rates, mortgage pipeline information, and the economic value of its purchased servicing portfolio. If recorded balances for any of the disaggregated PMSRs categories exceed the undiscounted anticipated future net cash flows, a current impairment adjustment equal to the difference between the carrying value and the undiscounted anticipated future net cash flows is recorded. The corporation's method of disaggregation provides for the evaluation of PMSRs that have similar economic characteristics, such as prepayment risk and credit factors, and are within a reasonable range of purchase dates. The corporation periodically reviews its method of disaggregation to ensure that it continues to provide for the evaluation of PMSRs with similar underlying economic characteristics. The corporation's methodology is to evaluate individual large (bulk) servicing acquisitions and to evaluate correspondent acquisitions by quarter of acquisition. Additionally, the corporation will prospectively accelerate amortization of PMSRs if a change in expected future net servicing income is indicated.

     Excess Cost over Net Assets of Subsidiaries Acquired. The excess cost over net assets of subsidiaries acquired (goodwill) is amortized on a straight-line basis over periods of up to 40 years. Goodwill relating to banking subsidiaries acquired subsequent to 1981 is amortized over 25 years or less. On a periodic basis, the corporation reviews goodwill for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

     Other Intangible Assets. The excess of the purchase price over the fair value of the tangible net assets of certain acquisitions has been allocated to core deposits (core deposit intangibles) based on valuations, and is amortized on a straight-line basis, generally over seven years. On a periodic basis, the corporation reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

     Trading Instruments. Financial instruments (including derivatives) used for trading purposes are stated at market value. Realized and unrealized gains and losses are currently recognized in net trading revenue. Interest revenue arising from trading instruments is included in the income statement as part of interest income.

     Income Taxes. The corporation changed its method of accounting for income taxes from the deferred method to the liability method, in accordance with FASB Statement No. 109, "Accounting for Income Taxes," effective January 1, 1993. This statement requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the change is enacted.

     Interest-Rate Risk-Management Activities. The corporation enters into interest-rate swaps to manage exposure to interest-rate risk. For swaps that are designated and effective as hedges of assets and liabilities, the net differential to be paid or received on the swaps is treated as an adjustment to the yield on the hedged item. In addition, interest-rate swaps that hedge securities available for sale are reported at fair value with unrealized gains and losses reported in the same manner as the hedged item.

     The corporation applies hedge accounting to an interest-rate swap if the asset or liability being hedged exposes the corporation to interest-rate risk, and the swap is designated and effective as a hedge of specific assets or liabilities or pools of assets or liabilities. To be effective as a hedge, the interest-rate swaps must contribute to an overall interest-rate sensitivity that is within the corporation's asset/liability management guidelines and, for interest-rate swaps hedging a variable-rate asset, there must be correlation between the interest-rate index on the asset and the variable rate paid on the swap. Initial and ongoing correlation is measured by statistical analysis of the relative movements of the interest-rate indices over time. If correlation were to cease, hedge accounting would be discontinued and the interest-rate swap would be accounted for as a trading instrument.

     If an interest-rate swap is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contract life or the maturity of the hedged item. If a hedged item is sold or settled or the balance of the hedged item falls below the notional amount of the swap, hedge accounting is discontinued to the extent that the notional amount exceeds the balance, and accounting for trading instruments is applied.

     Earnings Per Share. Earnings per share is computed by dividing earnings (after deducting dividends on preferred stock) by the weighted average number of common shares and common stock equivalents outstanding during the period, assuming the conversion of the convertible preferred stock. Common stock equivalents include stock options and rights and the dual convertible preferred
(DCP) stock.

     Minority Interest. Minority interest represents the minority stockholders' proportionate share of the equity of Fleet Mortgage Group (FMG). At December 31, 1994 and 1993, the corporation owned approximately 81% of FMG's common stock.

NOTE 2.  ACQUISITIONS

     On August 15, 1994, the corporation completed its acquisition of Sterling Bancshares Corp. for approximately $125 million in stock, or $39.50 for each share of Sterling common stock. The acquisition agreement provided Sterling stockholders with 1.096 shares of Fleet common stock for each share of Sterling common stock, or 3,595,398 shares. The acquisition added approximately $1 billion of assets to Fleet. The transaction was accounted for as a pooling of interests. Due to the immateriality of this transaction, the corporation has not restated prior periods, however all 1994 information has been restated to include the acquisition as if it occurred on January 1, 1994.

     On January 27, 1995, the corporation completed its acquisition of NBB Bancorp. The corporation issued approximately 6.2 million treasury shares with an aggregate carrying value of approximately $200 million as well as approximately $230 million in cash. In addition, Fleet issued 2.5 million warrants to purchase Fleet common stock to NBB stockholders with an exercise price of $43.875 per share and a term of six years. The warrants are exercisable beginning one year after closing the acquisition. The transaction was accounted for under the purchase method of accounting. Goodwill and core deposit premium amounts are being amortized on a straight-line basis over 15 years and 7 years, respectively.

     During 1994, Fleet signed a definitive agreement to purchase Plaza Home Mortgage Corp. for $89 million in cash. This acquisition will add approximately $9.2 billion in mortgage servicing and will expand Fleet's mortgage banking franchise by adding 40 new offices. On December 28, 1994, Fleet announced a merger proposal under which Fleet would acquire, at $20 per share, all of the shares of FMG currently held by the minority stockholders. On January 30, 1995, Fleet commenced a tender offer to reacquire such shares. The aggregate amount of the transaction would be approximately $190 million. The merger proposal is subject to obtaining certain approvals and other customary conditions.

NOTE 3.  SECURITIES

                                                                         DECEMBER 31,
                                 ---------------------------------------------------------------------------------------------
                                                     1994                                            1993
                                 ---------------------------------------------   ---------------------------------------------
                                               GROSS        GROSS                              GROSS        GROSS
                                 AMORTIZED   UNREALIZED   UNREALIZED   MARKET    AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                   COST        GAINS        LOSSES      VALUE      COST        GAINS        LOSSES      VALUE
                                 ---------   ----------   ----------   -------   ---------   ----------   ----------   -------
                                                                     (DOLLARS IN MILLIONS)
SECURITIES AVAILABLE FOR SALE:
  U.S. Treasury and government
    agencies...................   $ 2,577       $ --         $133      $ 2,444    $ 5,775       $180         $  5      $ 5,950
  Mortgage-backed securities...     7,897          3          435        7,465      5,739        143            4        5,878
  State and municipal..........        --         --           --           --        733         15            1          747
  Other debt securities........       180         --            1          179        250          7           --          257
                                 ---------       ---        -----      -------   ---------     -----          ---      -------
        Total debt
          securities...........    10,654          3          569       10,088     12,497        345           10       12,832
  Marketable equity
    securities.................       187         --           22          165         64         19           --           83
  Other securities.............       100         --           --          100         16         --           --           16
                                 ---------       ---        -----      -------   ---------     -----          ---      -------
        Total securities
          available for sale...   $10,941       $  3         $591      $10,353    $12,577       $364         $ 10      $12,931
                                 ---------       ---        -----      -------   ---------     -----          ---      -------
SECURITIES HELD TO MATURITY:
  State and municipal..........   $   843       $  5         $  6      $   842    $    --       $ --         $ --      $    --
  Mortgage-backed securities...        --         --           --           --      1,382         32           --        1,414
  U.S. Treasury and government
    agencies...................        --         --           --           --         74          2           --           76
  Other debt securities........        48         --           --           48         13         --           --           13
                                 ---------       ---        -----      -------   ---------     -----          ---      -------
        Total debt
          securities...........       891          5            6          890      1,469         34           --        1,503
  Other securities.............        --         --           --           --         77         --           --           77
                                 ---------       ---        -----      -------   ---------     -----          ---      -------
Total securities held to
  maturity.....................   $   891       $  5         $  6      $   890    $ 1,546       $ 34         $ --      $ 1,580
                                 =========   ==========   ==========   =======   =========   ==========   ==========   =======

     Effective January 1, 1994, the corporation adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In connection with the adoption of Statement No. 115, the corporation transferred securities netting to $767 million from the held to maturity portfolio to the available for sale portfolio.

     The securities available for sale portfolio had net unrealized losses of $588 million at December 31, 1994. Accordingly, stockholders' equity has been reduced by a valuation reserve of $374 million, which represents the after-tax effect of the unrealized loss.

     At December 31, 1994, securities available for sale and securities held to maturity with carrying values of $1.4 billion and $733 million, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes, compared to $6.6 billion and $820 million, respectively, at December 31, 1993.

     Proceeds from sales of debt securities available for sale during 1994, 1993, and 1992 were $21.0 billion, $6.8 billion, and $5.2 billion, respectively. Gross gains of $19 million and gross losses of $34 million were realized on those sales in 1994, gross gains of $233 million and gross losses of $49,000 were realized on those sales in 1993, and gross gains of $210 million and gross losses of $6 million were realized on those sales in 1992. Net realized gains on sales of marketable equity securities were $14 million, $49 million, and $3 million in 1994, 1993, and 1992, respectively. There were no sales of securities held to maturity in 1994, 1993, or 1992.

     Income tax expense (benefit) on securities available for sale gains (losses) was $(1) million in 1994, $117 million in 1993, and $83 million in 1992.

     The amortized cost and estimated market value of debt securities held to maturity and securities available for sale by contractual maturity are shown in the following table. Actual maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITIES OF SECURITIES HELD TO MATURITY

                                                                         DECEMBER 31, 1994
                                                           ----------------------------------------------
                                                           WITHIN 1   1 TO 5   5 TO 10   AFTER 10
                                                             YEAR     YEARS     YEARS     YEARS     TOTAL
                                                           --------   ------   -------   --------   -----
                                                                       (DOLLARS IN MILLIONS)
Amortized cost:
  State and municipal....................................    $552      $208      $63       $ 20     $ 843
  Other securities.......................................      27        15        6         --        48
                                                           --------   ------   -------      ---     -----
          Total debt securities..........................    $579      $223      $69       $ 20     $ 891
                                                           --------   ------   -------      ---     -----
Percent of total debt securities.........................    65.0%     25.0%     7.7%       2.3%      100%
Weighted average yield(a)................................     5.9       7.9      8.7        9.7       6.7
                                                           --------   ------   -------      ---     -----
Market value.............................................    $579      $221      $70       $ 20     $ 890
                                                           ======      ====    =====     ======      ====

- ---------------
(a) A tax-equivalent adjustment has been included in the calculations of the yields to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.

MATURITIES OF SECURITIES AVAILABLE FOR SALE

                                                                      DECEMBER 31, 1994
                                                       ------------------------------------------------
                                                       WITHIN 1   1 TO 5   5 TO 10   AFTER 10
                                                         YEAR     YEARS     YEARS     YEARS      TOTAL
                                                       --------   ------   -------   --------   -------
                                                                    (DOLLARS IN MILLIONS)
Amortized cost:
  U.S. Treasury and government agencies..............    $ --     $2,577    $  --     $   --    $ 2,577
  Mortgage-backed securities.........................      --          3       67      7,827      7,897
  Other debt securities..............................      --         86       80         14        180
                                                       --------   ------   -------   --------   -------
          Total debt securities......................    $ --     $2,666    $ 147     $7,841    $10,654
                                                       --------   ------   -------   --------   -------
Percent of total debt securities.....................      --       25.0%     1.4%      73.6%       100%
Weighted average yield(a)............................      --        5.4      7.0        6.6        6.3
                                                       --------   ------   -------   --------   -------
Market value.........................................    $ --     $2,534    $ 146     $7,408    $10,088
                                                       ======     ======    =====     ======    =======

- ---------------
(a) A tax-equivalent adjustment has been included in the calculations of the yield to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.

NOTE 4.  LOANS AND LEASES

                                                                    DECEMBER 31,
                                                   -----------------------------------------------
                                                    1994      1993      1992      1991      1990
                                                   -------   -------   -------   -------   -------
                                                                (DOLLARS IN MILLIONS)
Loans:
  Commercial and industrial......................  $11,102   $11,104   $11,149   $10,435   $ 8,093
  Consumer.......................................    7,882     7,531     7,116     6,738     5,442
  Commercial real estate:
     Construction................................      509       477     1,062     1,292     1,729
     Interim/permanent...........................    3,830     3,917     3,798     4,061     2,070
  Residential real estate........................    2,937     2,052     2,154     2,402     1,448
  Other..........................................      161       195       276       353        --
                                                   -------   -------   -------   -------   -------
          Loans, net of unearned income..........   26,421    25,276    25,555    25,281    18,782
                                                   -------   -------   -------   -------   -------
Lease financing:
  Lease receivables..............................    1,396     1,161     1,165     1,632     1,903
  Estimated residual value.......................      177       161       161       165       161
  Unearned income................................     (453)     (288)     (234)     (317)     (381)
                                                   -------   -------   -------   -------   -------
Lease financing, net of unearned income(a).......    1,120     1,034     1,092     1,480     1,683
                                                   -------   -------   -------   -------   -------
          Total loans and leases, net of unearned
            income...............................  $27,541   $26,310   $26,647   $26,761   $20,465
                                                   =======   =======   =======   =======   =======

- ---------------
(a) The corporation's leases consist principally of full-payout, direct financing leases. For federal income tax purposes, the corporation has the tax benefit of depreciation on the entire leased unit and interest on the long-term debt. Deferred taxes arising from leveraged leases totaled $51 million in 1994 and $13 million in 1993. Future minimum lease payments to be received are $379 million in 1995; $272 million, 1996; $210 million, 1997; $173 million, 1998; $107 million, 1999; $255 million, 2000 and thereafter.

     Total loans and leases include $554 million, primarily commercial and commercial real estate (CRE) loans, subject to either repurchase by, or loss-sharing arrangements with, the Federal Deposit Insurance Corp. (FDIC).

     As part of the acquisition of Maine Savings Bank (MSB) in 1991, specified MSB loans that became classified prior to February 1, 1993, were put to a special asset pool (MSB special asset pool). The MSB special asset pool consisting of $161 million of loans at December 31, 1994, will be acquired by the FDIC on February 1, 1996, for cash. Also, loans aggregating $393 million at December 31, 1994, are subject to FDIC loss-sharing agreements, whereby the FDIC generally reimburses Fleet for 80% of net charge-offs for periods ranging from three to five years from the date of acquisition. The federal financial assistance agreement with the FDIC relating to loans acquired as part of the Bank of New England (BNE) acquisition expired on July 14, 1994. On this date, Fleet retained the majority of the remaining putable loans ($1.8 billion).

     Certain directors and executive officers of the corporation and its subsidiaries, including companies with which they are affiliated, borrowed from the subsidiaries during 1994. Such loans were made in the ordinary course of business under the subsidiaries' normal credit terms, including interest rate and collateral.

     Loans to these individuals and affiliated companies were as follows.

RELATED PARTY LOANS

     BALANCE                                            BALANCE
DECEMBER 31, 1993     ADDITIONS     REPAYMENTS     DECEMBER 31, 1994
- -----------------     ---------     ----------     -----------------
                       (DOLLARS IN MILLIONS)
      $ 261              $41           $ 94              $ 208

     Concentrations of Credit Risk. Although the corporation is engaged in business nationwide, the lending done by the banking subsidiaries is primarily concentrated in the Northeast.

NOTE 5.  RESERVES FOR LOSSES

RESERVE FOR CREDIT LOSS ACTIVITY

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1994       1993       1992
                                                               ------     ------     ------
                                                                  (DOLLARS IN MILLIONS)
    Balance at beginning of year.............................  $1,000     $1,029     $1,021
    Provision charged to income..............................      62        271        486
    Loans and leases charged off.............................    (186)      (379)      (618)
    Recoveries of loans and leases charged off...............      82         89         73
    Acquisitions/other.......................................      (5)       (10)        67
                                                               ------     ------     ------
    Balance at end of year...................................  $  953     $1,000     $1,029
                                                               ======     ======     ======

     Acquisitions/other includes reserves acquired as a result of acquisitions, offset in part by reserve transfers to the FDIC.

RESERVE FOR OREO ACTIVITY

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                    -----------------
                                                                    1994         1993
                                                                    ----         ----
                                                                       (DOLLARS IN
                                                                        MILLIONS)
        Balance at beginning of year..............................  $ 30         $ 12
        Provision.................................................    27           47
        Dispositions, net.........................................   (20)         (29)
                                                                    ----         ----
        Balance at end of year....................................  $ 37         $ 30
                                                                    ====         ====

NOTE 6.  NONPERFORMING ASSETS

                                                                         DECEMBER 31,
                                                             ------------------------------------
                                                             1994   1993   1992    1991     1990
                                                             ----   ----   ----   ------   ------
                                                                    (DOLLARS IN MILLIONS)
Nonperforming loans and leases:
  Current or less than 90 days past due....................  $114   $147   $359   $  313   $  328
  Noncurrent...............................................   328    318    390      739      659
OREO.......................................................    76    136    241      557      399
                                                             ----   ----   ----   ------   ------
          Total NPAs.......................................  $518   $601   $990   $1,609   $1,386
                                                             ----   ----   ----   ------   ------
NPAs as a percent of outstanding loans, leases, and OREO...  1.88%  2.27%  3.68%    5.89%    6.64%
                                                             ----   ----   ----   ------   ------
Accruing loans and leases contractually past due 90 days or
  more.....................................................  $ 96   $ 77   $118   $  163   $  157
                                                             ====   ====   ====   ======   ======

     The corporation has no material outstanding commitments to lend additional funds to customers whose loans have been placed on nonperforming status or the terms of which have been modified.

     The gross interest income that would have been recorded if the nonperforming loans and leases had been current in accordance with their original terms and had been outstanding throughout the period (or since origination if held for part of the period) was $41 million, $58 million, and $87 million in 1994, 1993, and 1992, respectively. The actual amount of interest income on those loans included in net income for the period was $15 million, $16 million, and $30 million in 1994, 1993, and 1992, respectively.

     Renegotiated loans that were returned to accrual status totaled $9 million and $29 million at December 31, 1994 and 1993, respectively. These loans, which are not included in nonperforming assets (NPAs), were renegotiated at existing market interest rates and are performing in accordance with their renegotiated terms. The average current yield on these loans was 8.3% and 7.4% at December 31, 1994 and 1993, respectively. In addition, approximately $2 million and $21 million of loans renegotiated in 1994 and 1993, respectively, are reflected in NPAs as a sufficient payment performance history has not yet been established.

NOTE 7.  PURCHASED MORTGAGE SERVICING RIGHTS

     The corporation's PMSRs activity for the years ended December 31, 1994, 1993, and 1992 is as follows.

PURCHASED MORTGAGE SERVICING RIGHTS

                                                                  YEAR ENDED DECEMBER 31,
                                                                  ------------------------
                                                                  1994     1993      1992
                                                                  ----     -----     -----
                                                                   (DOLLARS IN MILLIONS)
    Balance at beginning of year................................  $560     $ 548     $ 511
    Additions...................................................   374       255       148
    Servicing sales.............................................   (22)       (3)       (4)
    Amortization................................................   (85)     (138)     (107)
    Impairment charge...........................................    --      (102)       --
                                                                  ----     -----     -----
    Balance at end of year......................................  $827     $ 560     $ 548
                                                                  ====     =====     =====

NOTE 8.  RESTRUCTURING ACCRUAL

     The corporation recorded restructuring charges of $125 million and $44 million in connection with efficiency improvement programs during 1993 and 1994, respectively. These programs, which commenced in the third quarter of 1993 and continued into 1994, were intended to enhance the corporation's competitive position through a comprehensive review of all its Northeast banking, mortgage banking, and consumer finance activities and operations. The charges included only identified direct and incremental costs associated with these programs. The components of the restructuring charges were as follows.

COMPONENTS OF RESTRUCTURING CHARGES

                                                                         (DOLLARS IN MILLIONS)
    Severance..........................................................          $  83
    Occupancy..........................................................             50
    Other (including project costs)....................................             36
                                                                                ------
    Total restructuring charges........................................          $ 169
                                                                         ===============

     Severance charges include the cost of terminations, other benefits, and outplacement costs. The occupancy charge consists of the cost of leases expected to be terminated, space consolidation, and losses anticipated to be incurred on the sale of certain vacated properties. Project costs represent expenses incurred during the restructuring program.

     All funding for cash expenditures relating to the restructuring plan have been made from the operating activities of the corporation. The corporation's liquidity has not been significantly affected by these cash outlays. During 1994, $20 million of incremental costs has been incurred relating to the restructuring plan and has not been charged against the restructuring accrual. It is anticipated that approximately $38 million of additional incremental costs will be incurred in 1995.

     The following table presents a summary of activity with respect to the restructuring charges.

RESTRUCTURING ACCRUAL

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                           ------------------
                                                                           1994          1993
                                                                           ----          ----
                                                                              (DOLLARS IN
                                                                               MILLIONS)
Balance at beginning of year.............................................  $119          $ --
Provision charged against income.........................................    44           125
Cash outlays.............................................................   (69)           (6)
Noncash writedowns.......................................................   (36)           --
                                                                           ----          ----
Balance at end of year...................................................  $ 58          $119
                                                                           ====          ====

     The cash outlays made during 1994 relate primarily to severance costs and project-related costs. Noncash writedowns relate to vacated facilities and building and leasehold improvement write-offs. The majority of the remaining cash outlays are expected to be made during 1995 and will consist primarily of severance-related costs. Additional noncash writedowns are not expected to be significant.

NOTE 9.  SHORT-TERM BORROWINGS

                                                  SECURITIES
                                    FEDERAL       SOLD UNDER                        OTHER          TOTAL
                                     FUNDS       AGREEMENTS TO     COMMERCIAL     SHORT- TERM    SHORT- TERM
                                   PURCHASED      REPURCHASE         PAPER        BORROWINGS     BORROWINGS
                                   ---------     -------------     ----------     ----------     ----------
                                                            (DOLLARS IN MILLIONS)
1994
Balance at December 31...........   $ 1,410         $ 1,436          $  835         $2,270         $5,951
Highest balance at any
  month-end......................     1,993           5,106           1,199          4,456          9,469
Average balance for the year.....     1,572           2,859           1,005          2,209          7,645
Weighted average interest rate as
  of December 31.................      4.76%           5.03%           5.96%          5.71%          5.29%
Weighted average interest rate
  paid for the year..............      4.23            3.95            4.36           3.20           3.85

1993
Balance at December 31...........   $   442         $ 1,519          $1,337         $4,809         $8,107
Highest balance at any
  month-end......................     1,238           2,302           1,415          4,809          8,107
Average balance for the year.....     1,021           1,690           1,036          2,224          5,971
Weighted average interest rate as
  of December 31.................      3.01%           2.60%           3.38%          3.22%          3.12%
Weighted average interest rate
  paid for the year..............      3.08            2.64            3.52           3.06           3.02

1992
Balance at December 31...........   $   765         $ 2,115          $  743         $2,776         $6,399
Highest balance at any
  month-end......................       981           2,706             866          2,776          6,399
Average balance for the year.....       853           1,856             610          1,434          4,753
Weighted average interest rate as
  of December 31.................      3.17%           2.91%           3.71%          4.26%          3.62%
Weighted average interest rate
  paid for the year..............      3.33            2.97            4.20           3.83           3.45

     Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days of the transaction date. Commercial paper and other short-term borrowings generally mature within 90 days, although commercial paper may have a term of up to 270 days.

     Total credit facilities available were $3.2 billion with $500 million outstanding at December 31, 1994, compared to $2.6 billion with $940 million outstanding at December 31, 1993. The amounts outstanding under the lines of credit relate entirely to FMG at both December 31, 1994 and 1993. During 1994, the corporation and its subsidiaries paid commitment fees ranging from 0.125% to 0.25% on the lines.

NOTE 10.  LONG-TERM DEBT

     During 1994, the corporation filed a universal shelf registration statement with the Securities and Exchange Commission (SEC), which combined existing debt and preferred stock shelf registrations with a registration of an additional $500 million of securities. This universal shelf registration provides for the issuance of common and preferred stock, senior or subordinated debt securities, and other debt securities. This universal shelf registration provided for the issuance of an aggregate $1.1 billion in securities, all of which remain available for issuance at December 31, 1994.

     The following table presents components of long-term debt for the parent company and its affiliates.

LONG-TERM DEBT

                                                                     DECEMBER 31,
                                                            -------------------------------
                                                            MATURITY
                                                              DATE         1994       1993
                                                            ---------     ------     ------
                                                                 (DOLLARS IN MILLIONS)
    Senior notes and debentures
    Parent company:
      MTNs 5.17%-10.22%...................................  1994-1997     $   80     $  280
      9.375%-11.75% notes.................................       1994         --        115
      5.625% notes........................................       1995        200        200
      7.65% notes.........................................       1997        100        100
      7.25% notes.........................................  1997-1999        400         --
      Other...............................................                     1          1
                                                                          ------     ------
              Total parent company........................                   781        696
                                                                          ======     ======
    Affiliates:
      MTNs 5.35%-7.48%....................................  1994-2003        285        373
      Floating-rate notes.................................       1994         --        250
      Floating-rate notes.................................       1995        400        400
      9.80% notes.........................................       1995        250        250
      Floating-rate bank notes............................       1995        250         --
      9.98% notes.........................................       1996         70         70
      6.125% notes........................................       1997        150        150
      6.50% notes.........................................       1999        150        150
      Other...............................................                    37         18
                                                                          ------     ------
              Total affiliates............................                 1,592      1,661
                                                                          ======     ======
                   Total senior notes and debentures......                 2,373      2,357
                                                                          ======     ======

    Subordinated notes and debentures:(a)
      Floating-rate subordinated notes....................       1998        100        100
      7.625% subordinated notes...........................       1999        150        150
      9.00%-9.90% subordinated notes......................       2001        325        325
      6.875% subordinated notes...........................       2003        150        150
      8.125% subordinated notes...........................       2004        250        250
      8.625% subordinated notes...........................       2007        107        107
      Other...............................................                     2          5
                                                                          ------     ------
              Total subordinated notes and debentures.....                 1,084      1,087
                                                                          ------     ------
              Total long-term debt........................                $3,457     $3,444
                                                                          ======     ======

- ---------------
(a) At December 31, 1994 and 1993, all subordinated debt was at the parent company with the exception of $400,000 at an affiliate in 1993, and is included in total risk-based capital.

     The $200 million of 5.625%, $100 million of 7.65%, and $400 million of 7.25% notes provide for single principal payments and are not redeemable prior to maturity. The fixed-rate subordinated notes all provide for single principal payments at maturity.

     Long-term senior borrowings of affiliates include $285 million of medium-term notes (MTNs), $150 million of 6.125% notes and $150 million of 6.50% notes issued by FMG, and $250 million of 9.80% and $70 million of 9.98% notes issued by Fleet Financial Corp. The $400 million of floating-rate notes due 1995 were issued by subsidiary banks. The rate floats with the London Interbank Offered Rate (LIBOR), and the notes are secured by the banks' qualifying student loan portfolios or collateralized by mortgage-backed securities (MBS). The $250 million of floating-rate bank notes due 1995 were issued by subsidiary banks. The rate floats with the federal funds rate.

     All the floating-rate subordinated notes due 1998 are redeemable at the option of the corporation, in whole or in part, at their principal amount plus accrued interest. These notes pay interest based on the three-month LIBOR, reset quarterly.

     The aggregate payments required to retire long-term debt are: 1995, $1,252 million; 1996, $170 million; 1997, $502 million; 1998, $139 million; 1999, $500 million; 2000 and thereafter, $894 million.

NOTE 11.  PREFERRED STOCK

                                                                             DECEMBER 31,
                                                                          -------------------
                                                                          1994           1993
                                                                          ----           ----
                                                                              (DOLLARS IN
                                                                           MILLIONS, EXCEPT
                                                                            PER SHARE DATA)
                                                                          -------------------
10.12% Series III perpetual preferred stock, $1 par, 519,758 shares
  issued and outstanding at December 31, 1994 and 1993..................  $ 50           $ 50
9.375% Series IV perpetual preferred stock, $1 par, 478,838 shares
  issued and outstanding at December 31, 1994 and 1993..................    46             46
Preferred stock with cumulative and adjustable dividends, $1 par,
  1,000,000 shares issued and outstanding at December 31, 1993..........    --             49
Preferred stock with cumulative and adjustable dividends, $20 par,
  1,500,000 shares issued and outstanding at December 31, 1993..........    --             73
Dual convertible preferred stock $200 stated value, 1,415,000 shares
  issued and outstanding at December 31, 1994 and 1993..................   283            283
                                                                          ----           ----
          Total.........................................................  $379           $501
                                                                          ====           ====

     During 1994, the corporation called for redemption all of its $1 par and $20 par adjustable-rate preferred stock. The redemption price was $50 for each share of $1 par and $20 par adjustable-rate preferred stock plus accrued dividends.

     The Series III perpetual preferred stock is redeemable at the option of Fleet on or after June 1, 1996, at $105.06 per share ($26.265 per depositary share), declining each year to $100 per share ($25 per depositary share) on or after June 1, 2001, plus accrued and unpaid dividends, thereon. The Series IV perpetual preferred stock is redeemable at the option of Fleet on or after December 1, 1996, at $100 per share ($25 per depositary share), plus accrued and unpaid dividends thereon. Except in certain circumstances, the holders of the preferred stock have no voting rights.

     In connection with the acquisition of BNE in 1991, the corporation issued to limited partnerships managed by affiliates of Kohlberg, Kravis, Roberts & Co. $283 million of DCP stock, $200 stated value, convertible into approximately 16 million shares of Fleet common stock at a conversion price of $17.65 per common share. Shares of DCP stock carry limited voting rights until conversion and will pay dividends equal to 50% of the common dividends paid (if any, in excess of $15 million) by Fleet Banking Group, a wholly-owned subsidiary of the corporation, which owns all of the common stock of Fleet Bank of Massachusetts and Fleet Bank, N.A. (Conn.). No such dividends have been declared to date nor are any anticipated to be declared in 1995.

     In certain instances, no sooner than six years after issuance (four years with regulatory approval, or earlier if certain capital ratios of Fleet are not met), DCP stockholders can convert their stock into a 50% interest of Fleet Banking Group. However, Fleet will have the option to redeem DCP stock at a redemption price equal to 50% of the appraised value of Fleet Banking Group less the sum of (1) the market value of the shares of

Fleet common stock into which the DCP stock is then convertible (and such shares of common stock will be distributed to the holders of the DCP stock), and (2) the value of the rights referred to below. Fleet has the option to pay such redemption price in cash or in any combination of Fleet securities having a realizable market value equal to such redemption price. It is the corporation's intent to exercise its unilateral right to issue shares of its own common stock in connection with such a conversion, and the corporation has reserved shares of its common stock for this purpose.

     In addition, Fleet issued to the holders of the DCP stock nontransferable rights to purchase 6,500,000 shares of common stock at an exercise price of $17.65 per share (the rights). The rights, which are exercisable immediately, will expire on July 12, 2001, and are not transferable. Fleet has the option to pay appreciation on the rights in lieu of delivering the shares upon exercise.

NOTE 12.  COMMON STOCK

     At December 31, 1994, Fleet had 300 million shares of $1 par value common stock authorized and 135 million shares outstanding. Shares reserved for future issuance in connection with the corporation's stock plans, the DCP stock, the rights, and stock options totaled 45 million.

     During 1994, the corporation purchased a total of 6.5 million shares of Fleet common stock in the public market at a total cost of $250 million, of which 6.2 million shares were issued to NBB stockholders in January 1995 when the acquisition was completed. Refer to Note 2 for more information on the NBB acquisition.

     Fleet's Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of Fleet common stock in 1990. Under certain conditions, a right may be exercised to purchase 1/100 of the corporation's cumulative participating preferred stock at a price of $50, subject to adjustment. The rights become exercisable if a party acquires 10% or more (in the case of certain qualified investors, 15% or more) of the issued and outstanding shares of Fleet common stock, or after the commencement of a tender or exchange offer for 10% or more of the issued and outstanding shares. When exercisable under certain conditions, each right would entitle the holder to receive upon exercise of a right that number of shares of common stock having a market value of two times the exercise price of the right. The rights will expire in the year 2000 and may be redeemed in whole, but not in part, at a price of $0.01 per share at any time prior to expiration or the acquisition of 10% of Fleet common stock.

NOTE 13.  EMPLOYEE BENEFITS

     Stock Option Plan. The corporation has a stock option plan under which key employees may be granted options and stock appreciation rights (SARs) at not less than fair market value at the date of grant. In most cases, options granted under the plan vest in five equal installments and expire at the end of ten years. Option plans resulted in charges to expense of $5 million in 1994, $2 million in 1993, and $7 million in 1992. At December 31, 1994, 1993, and 1992, exercisable options totaled 2,191,502, 1,832,072, and 1,516,846, respectively. The following table shows the activity for the plans.

STOCK OPTIONS

                                                          1994          1993          1992
                                                        ---------     ---------     ---------
    Balance at January 1..............................  5,378,562     4,249,946     3,358,596
    Granted...........................................  2,061,796     1,747,200     1,588,550
    Exercised.........................................    562,078       474,584       637,100
    Expired or canceled...............................    287,260       144,000        60,100
                                                        ---------     ---------     ---------
    Balance at December 31(a).........................  6,591,020     5,378,562     4,249,946
                                                         ========      ========      ========

                                                                1994       1993       1992
                                                               ------     ------     ------
    Price range -- high
    Balance at January 1.....................................  $37.31     $30.31     $29.19
    Granted..................................................   36.94      37.31      30.31
    Exercised................................................   32.75      28.44      26.63
    Expired or canceled......................................   36.94      32.75      26.63
                                                               ------     ------     ------
    Balance at December 31...................................  $37.31     $37.31     $30.31
                                                               ======     ======     ======

                                                                1994       1993       1992
                                                               ------     ------     ------
    Price range -- low
    Balance at January 1.....................................  $11.00     $11.00     $ 5.69
    Granted..................................................   20.76      29.19      27.56
    Exercised................................................   11.13      11.69       5.69
    Expired or canceled......................................   11.69      11.69      11.69
                                                               ------     ------     ------
    Balance at December 31...................................  $11.00     $11.00     $11.00
                                                               ======     ======     ======

- ---------------
(a) At December 31, 1994, 1,359,994 options were issued in tandem with SARs that entitle the holder to tender an option for cancelation and receive the appreciation in value in cash and common stock of the corporation.

     Restricted Stock Plan. The corporation has a restricted stock plan under which key employees are awarded shares of the corporation's common stock subject to certain vesting requirements. With respect to stock granted in 1994, restrictions lapse, in whole or in part, on the third anniversary of the date of the agreement awarding such restricted stock only if certain preestablished performance goals related to earnings per share are attained. With respect to stock granted prior to 1994, restrictions lapse on the fifth anniversary of the date of the agreement awarding such restricted stock (or sooner if the price of Fleet common stock attains certain levels). In accordance with the terms of the award, the restrictions lapsed as of January 1, 1995, with respect to 50% of the 105,000 shares awarded in 1991. As of December 31, 1994 and 1993, 231,250 grants and 140,000 grants were outstanding, respectively, with an average grant price of $29.17 and $24.11, respectively.

     Pension Plans. The corporation maintains a noncontributory, defined-benefit retirement and pension plan covering substantially all employees. The corporation maintains a supplemental plan to provide benefits to certain employees whose calculated benefits under the qualified plan exceeds the Internal Revenue Service (IRS) limitation. Benefit payments to retired employees are based upon years of service and a percentage of qualifying compensation during the final years of employment. The amounts contributed to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act (ERISA) funding standards. Assets of the plans are primarily invested in listed stocks, corporate obligations, and U.S. Treasury and government agency obligations.

FUNDED STATUS OF PLANS

                                                              QUALIFIED       NONQUALIFIED
                                                                PLANS             PLANS
                                                            -------------     -------------
                                                            DECEMBER 31,      DECEMBER 31,
                                                            -------------     -------------
                                                            1994     1993     1994     1993
                                                            ----     ----     ----     ----
                                                                 (DOLLARS IN MILLIONS)
    Actuarial present value of accumulated benefit
      obligations:
      Vested benefits.....................................  $109     $ 86     $ 13     $ 11
      Nonvested benefits..................................    17       13        1        1
                                                            ----     ----     ----     ----
    Accumulated benefit obligations.......................   126       99       14       12
    Additional benefits related to future compensation
      levels..............................................    67       84       11        4
                                                            ----     ----     ----     ----
    Projected benefits obligation rendered to date........   193      183       25       16
    Plan assets at fair value.............................   171      178       --       --
                                                            ----     ----     ----     ----
    Plan assets in excess of (less than) projected benefit
      obligations.........................................   (22)      (5)     (25)     (16)
    Unrecognized net transition (asset) obligation being
      amortized...........................................    (6)      (6)       2        2
    Unrecognized prior service cost being amortized.......    19       13        9        1
    Unrecognized net loss from past experience different
      from that assumed...................................    18       33        5        6
    Additional amounts recognized due to minimum
      level funding.......................................    --       --       (5)      (5)
                                                            ----     ----     ----     ----
    Prepaid (accrued) pension cost........................  $  9     $ 35     $(14)    $(12)
                                                            ====     ====     ====     ====

COMPONENTS OF PENSION EXPENSE

                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                    1994     1993     1992
                                                                    ----     ----     ----
                                                                    (DOLLARS IN MILLIONS)
    Service cost for benefits earned during the period............  $ 24     $ 20     $ 17
    Interest cost on projected benefit obligation.................    17       14       11
    Actual return on plan assets..................................     1      (14)     (10)
    Net amortization and deferral.................................   (13)       2       (2)
                                                                    ----     ----     ----
              Net pension expense.................................  $ 29     $ 22     $ 16
                                                                    ====     ====     ====

     For December 31, 1994, 1993, and 1992, the assumed discount rates were 8.50%, 7.25%, and 7.85%, respectively, while the rate of increase in compensation levels used to measure the projected benefit obligation was 5.00% in 1994, 1993, and 1992. The expected long-term rate-of-return on plan assets was 8.85% for 1994 and 1993 and 9.00% for 1992. During 1994, the mortality table was revised to the 1983 Group Annuity Mortality Table. The assumed discount rate change reflects the substantial increase in the level of interest rates during 1994, while the revised mortality table reflects the improvement in life expectancy.

     Postretirement Healthcare Benefits. In addition to providing pension benefits, the corporation provides healthcare cost assistance and life insurance benefits for retired employees. The cost of providing these benefits was $7 million, $10 million, and $8 million in 1994, 1993, and 1992, respectively.

     The following table presents the plan's funded status reconciled with amounts recognized on the corporation's balance sheet.

FUNDED STATUS OF POSTRETIREMENT PLAN

                                                                          DECEMBER 31,
                                                                        -----------------
                                                                        1994         1993
                                                                        ----         ----
                                                                           (DOLLARS IN
                                                                            MILLIONS)
    Accumulated postretirement benefit obligation:
      Retirees........................................................  $ 53         $ 61
      Fully eligible active plan participants.........................     5           11
      Other active plan participants..................................     3            3
                                                                        ----         ----
              Total accumulated postretirement benefit obligation.....    61           75
    Plan assets.......................................................    --           --
                                                                        ----         ----
    Plan assets in excess of (less than) projected benefit
      obligation......................................................   (61)         (75)
    Unrecognized net gain.............................................   (11)          --
    Unrecognized transition obligation................................    69           72
                                                                        ----         ----
    Accrued postretirement benefit cost...............................  $ (3)        $ (3)
                                                                        ====         ====

     The components of the net periodic postretirement benefit cost of $7 million and $10 million for the years ended December 31, 1994 and 1993, respectively, include interest, amortization of the transition obligation, and amortization of gains (losses) of $4 million, $4 million, and $(1) million, respectively, for 1994 compared to $6 million, $4 million, and $0, respectively for 1993. The transition obligation, which represents the unfunded accumulated benefit obligation as of January 1, 1993, is being amortized on a straight-line basis over 20 years. Discount rates of 8.50% and 7.25% were used in determining the accumulated postretirement benefit obligation for the years ended December 31, 1994 and 1993, respectively. During 1994, the mortality table was revised to the 1983 Group Annuity Mortality Table. The assumed discount rate change reflects the substantial increase in the level of interest rates during 1994, while the revised mortality table reflects the improvement in the life expectancy. The healthcare cost-trend rate is 10.50% for 1995, decreasing gradually to 4.50% through the year 2001, and level thereafter. The healthcare cost-trend rate assumption has a minimal effect on the amounts reported. For example, increasing the assumed healthcare cost-trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $1.1 million, and the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for 1994 by approximately $83,000.

     Postemployment benefits. In 1994, the corporation adopted the provisions of FASB Statement No. 112 "Employers' Accounting for Postemployment Benefits." The initial impact of adopting this statement was immaterial.

     Other Plans. Fleet and its subsidiaries have various savings and thrift plans covering substantially all employees. The corporation's savings and thrift plan expense was $21 million, $15 million, and $14 million for 1994, 1993, and 1992, respectively.

NOTE 14.  INCOME TAXES

     The corporation changed its method of accounting for income taxes from the deferred method to the liability method as required by FASB Statement No. 109, "Accounting for Income Taxes," effective January 1, 1993. Due to immateriality, the effect of this accounting change was not separately disclosed in the prior year's financial statements.

     The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993, are as follows.

NET DEFERRED TAX ASSETS

                                                                          DECEMBER 31,
                                                                        -----------------
                                                                        1994         1993
                                                                        ----         ----
                                                                           (DOLLARS IN
                                                                            MILLIONS)
    Deferred tax assets:
      Reserve for credit losses.......................................  $358         $341
      Reserve for unrealized gains (losses) on securities available
         for sale.....................................................   214           --
      Core deposit intangibles........................................    66           69
      Expenses not currently deductible...............................    50           93
      Mortgage banking................................................    --           92
      Other...........................................................   163          118
                                                                        ----         ----
              Total gross deferred tax assets.........................   851          713
              Less: valuation reserve.................................     6            5
                                                                        ----         ----
              Deferred tax assets.....................................   845          708
                                                                        ----         ----
    Deferred tax liabilities:
      Lease financing.................................................   154          138
      Mortgage banking................................................    84           --
      Purchase accounting adjustments, net............................    66           78
      Subsidiary stock transaction....................................    49           50
      Depreciation....................................................    29           29
      Other...........................................................   111           53
                                                                        ----         ----
              Total gross deferred tax liabilities....................   493          348
                                                                        ----         ----
    Net deferred tax assets...........................................  $352         $360
                                                                        ====         ====

     Deferred tax assets, net of the valuation reserve, are expected to be realized through carryback of taxable income in prior years, the reversal of existing deferred tax liabilities and from the recognition of future taxable income. The valuation reserve of $6 million and $5 million at December 31, 1994 and 1993, respectively, was established to reflect that portion of deferred tax assets that more likely than not will not be realized for state income tax purposes. The deferred tax accounts have been adjusted for differences in prior year tax return filings and the IRS settlements.

     The deferred tax expense (benefit) of $62 million and $(114) million in 1994 and 1993, respectively, includes an expense (benefit) of $1 million and $(3) million, respectively, due to a change from the beginning of the year in the deferred tax asset valuation reserve.

INCOME TAX EXPENSE (BENEFIT)

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                1994     1993     1992
                                                                ----     ----     ----
                                                                (DOLLARS IN MILLIONS)
        Current income taxes:
          Federal.............................................  $267     $336     $165
          State and local.....................................    69      105       61
                                                                ----     ----     ----
                                                                 336      441      226
                                                                ====     ====     ====
        Deferred income tax expense (benefit):
          Federal.............................................    49      (85)      (1)
          State and local.....................................    13      (29)       3
                                                                ----     ----     ----
                                                                  62     (114)       2
                                                                ====     ====     ====
        Total:
          Federal.............................................   316      251      164
          State and local.....................................    82       76       64
                                                                ----     ----     ----
                                                                $398     $327     $228
                                                                ====     ====     ====

     The tax effects of timing differences that give rise to a significant portion of deferred tax expense (benefit) for the year ended December 31, 1992, are as follows.

COMPONENTS OF DEFERRED INCOME TAX EXPENSE

                                                                         DECEMBER 31,
                                                                             1992
                                                                     ---------------------
                                                                     (DOLLARS IN MILLIONS)
        Gain on partial sale of FMG................................          $  49
        Provision for credit losses................................             16
        Pension funding............................................             (6)
        Lease financing transactions...............................             (9)
        Expenses not currently deductible..........................            (14)
        Purchase accounting adjustments............................            (17)
        Other, net.................................................            (17)
                                                                            ------
                  Total deferred income tax expense................          $   2
                                                                     ===============

     The income tax expense for the years ended December 31, 1994, 1993, and 1992, varied from the amount computed by applying the statutory income tax rate to income before taxes. The reasons for the differences are as follows.

STATUTORY RATE ANALYSIS

                                                                      DECEMBER 31,
                                                                 ----------------------
                                                                 1994     1993     1992
                                                                 ----     ----     ----
        Tax at statutory rate..................................  35.0%    35.0%    34.0%
        Increases (decreases) in taxes resulting from:
          Tax-exempt income....................................  (1.6)    (2.0)    (3.0)
          Alternative minimum tax..............................    --       --     (1.4)
          State and local income taxes, net of federal income
             tax benefit.......................................   5.2      6.0      8.2
          Other, net...........................................   0.3      0.9      6.4
                                                                 ----     ----     ----
        Effective tax rate.....................................  38.9%    39.9%    44.2%
                                                                 ====     ====     ====

NOTE 15. TRADING ACTIVITIES AND OTHER DERIVATIVE FINANCIAL INSTRUMENTS, AND OFF-BALANCE-SHEET ITEMS

     Trading Activities. All of the corporation's trading positions are currently stated at market value with realized and unrealized gains and losses reflected in other noninterest income. The corporation recognized trading income of $20 million, $28 million, and $21 million for 1994, 1993, and 1992, respectively. Trading income comprises gains and losses recorded on the corporation's trading debt securities, foreign exchange contracts, and interest-rate contracts.

     Trading positions in debt securities consist of U.S. federal and state government and agency securities. The types of interest-rate contracts traded include interest-rate swaps, caps, floors, and collars as well as futures and option contracts. Foreign exchange contracts consist primarily of foreign exchange forwards and foreign currency options and futures contracts.

     The following table represents the notional or contractual amount of Fleet's off-balance-sheet trading instruments and related credit exposure. Notional principal amounts are a measure of the volume of agreements transacted, but the level of credit risk is significantly less. The amount of credit risk can be estimated by calculating the cost to replace, on a present value basis and at current market rates, all profitable contracts outstanding at year-end. The counterparties with which Fleet has the largest credit exposure are highly rated commercial banks, investment banks, or their subsidiaries.

TRADING INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

                                                                 CONTRACT OR
                                                                  NOTIONAL             CREDIT
                                                                   AMOUNT             EXPOSURE
                                                              -----------------     -------------
                                                                         DECEMBER 31,
                                                              -----------------------------------
                                                               1994       1993      1994     1993
                                                              ------     ------     ----     ----
                                                                     (DOLLARS IN MILLIONS)
Interest-rate contracts.....................................  $4,837     $2,971     $49      $31
Foreign exchange contracts..................................   1,216      1,323      18       40

     The amounts disclosed below represent the end-of-period fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair values during the year for those instruments.

TRADING INSTRUMENTS

                                                                             DECEMBER 31, 1994
                                                                           ----------------------
                                                                           FAIR VALUE     AVERAGE
                                                                           (CARRYING       FAIR
                                                                            AMOUNT)        VALUE
                                                                           ----------     -------
                                                                           (DOLLARS IN MILLIONS)
Interest-rate contracts:
  Assets.................................................................     $ 41         $  30
  Liabilities............................................................      (34)          (19)
Foreign exchange contracts:
  Assets.................................................................       18            29
  Liabilities............................................................      (16)          (23)

     Interest-Rate Risk-Management Activities. The corporation's principal objective in holding or issuing derivatives for purposes other than trading is interest-rate risk management. The operations of Fleet are subject to a risk of interest-rate fluctuations to the extent that there is a difference between the amount of the corporation's interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The principal objective of Fleet's asset/liability management activities is the management of interest-rate risk and liquidity within parameters established by various boards of directors. The corporation enters into various interest-rate swap agreements to achieve this objective.

     The following table presents the notional amount and fair value of interest-rate risk-management swaps at December 31, 1994 and 1993.

INTEREST-RATE RISK-MANAGEMENT INSTRUMENTS

                                                                         DECEMBER 31,
                                                           -----------------------------------------
                                                                  1994                   1993
                                                           ------------------     ------------------
                                                           NOTIONAL     FAIR      NOTIONAL     FAIR
                                                            AMOUNT      VALUE      AMOUNT      VALUE
                                                           --------     -----     --------     -----
                                                                     (DOLLARS IN MILLIONS)
Interest-rate swaps:
  Receive-fixed/pay-variable.............................   $2,388      $ (35)     $2,249      $  71
  Pay-fixed/receive-variable.............................       --         --         985        (10)
  Basis swaps............................................    3,000         (1)         --         --
  Index-amortizing swaps.................................    2,770       (134)      2,770          9
                                                           --------     -----     --------     -----
          Total..........................................   $8,158      $(170)     $6,004      $  70
                                                            ======      =====      ======       ====

     The corporation's interest-rate risk-management swaps had an exposure to credit risk of $25 million at December 31, 1994, versus $125 million at December 31, 1993. The credit exposure represents the cost to replace, on a present value basis and at current market rates, all profitable contracts outstanding at year-end. The decrease in the credit exposure from year to year reflects the receipt of payments upon termination of swaps and the decrease in market value of the remaining swaps.

     During 1994, Fleet terminated its entire portfolio of pay-fixed swaps resulting in a net deferred gain of $61 million to be amortized over the remaining contract life of the interest-rate swaps, approximately four years.

OTHER FINANCIAL INSTRUMENTS

                                                                               CONTRACT OR
                                                                             NOTIONAL AMOUNT
                                                                           -------------------
                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1994        1993
                                                                           -------     -------
                                                                               (DOLLARS IN
                                                                                MILLIONS)
Other financial instruments whose notional or contractual amounts exceed the amount of potential credit risk:
  Commitments to sell loans..............................................  $ 1,884     $ 3,106
  Commitments to originate or purchase loans.............................      355       1,918
  Assets sold with recourse..............................................      225         291
Financial instruments whose notional or contractual amounts represent potential credit risk:
  Commitments to extend credit...........................................   15,242      14,136
  Letters of credit, financial guarantees, and foreign office guarantees
     (net of participations).............................................    1,272       1,303

     Commitments to sell loans have off-balance-sheet market risk to the extent that the corporation does not have available loans to fill those commitments, which would require the corporation to purchase loans in the open market. Commitments to originate or purchase loans have off-balance-sheet market risk to the extent the corporation does not have matching commitments to sell loans obtained under such commitments, which could expose the corporation to lower-of-cost or market-valuation adjustments in a rising interest-rate environment.

     Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements in that commitments often expire without being drawn upon.

COMMITMENTS TO EXTEND CREDIT

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
                                                                           (DOLLARS IN
                                                                       MILLIONS)
    Commercial and industrial loans..................................  $ 7,851     $ 5,966
    Revolving, open-end loans secured by residential properties
      (e.g., home equity lines)......................................    2,460       2,550
    Credit card lines................................................    2,998       1,828
    Commercial real estate...........................................      873         600
    Other unused commitments.........................................    1,060       3,192
                                                                       -------     -------
    Total............................................................  $15,242     $14,136
                                                                       =======     =======

     Letters of credit and financial guarantees are agreements whereby the corporation guarantees the performance of a customer to a third party. Collateral is required to support letters of credit in accordance with management's evaluation of the creditworthiness of each customer. The credit risk assumed in issuing letters of credit is essentially equal to that in other lending activities. Management does not anticipate any material losses as a result of these transactions.

NOTE 16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, Fleet's fair values should not be compared to those of other financial institutions.

     Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the corporation.

     The following describes the methods and assumptions used by Fleet in estimating the fair values.

     Cash and Cash Equivalents. The carrying amounts reported in the balance sheet approximate fair values because maturities are less than 90 days.

     Securities.  Fair values are primarily based on quoted market prices.

     Loans. The fair values of commercial, CRE, and certain consumer loans are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For certain variable-rate consumer loans, including home equity lines of credit and credit card receivables, the carrying amounts approximate fair value. This method of estimating the fair value of the credit card portfolio excludes the value of the ongoing customer relationships, a factor that can represent a significant premium over book value. For residential real estate loans, fair value is estimated by reference to quoted market prices for securities backed by similar types of loans adjusted for servicing costs. For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows, based on recent appraisals of the underlying collateral or by reference to recent loan sales.

     Mortgages Held for Resale. Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans. These loans are priced to be sold with servicing rights retained (as is the corporation's ordinary course of business).

     Deposits. The fair value of deposits with no stated maturity or a maturity of less than 90 days is considered to be equal to the carrying amount. The fair value of time deposits is estimated by discounting contractual cash flows using interest rates currently offered on the deposit products. While the fair value indicated that time deposits could be settled for an amount less than their carrying value, depositors have the right to withdraw funds at carrying value less a penalty, prior to contractual maturity. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding (core base intangibles).

     Short-Term Borrowings. Short-term borrowings generally mature in 90 days or less; therefore, the carrying amount reported in the balance sheet approximates fair value.

     Long-Term Debt. The fair value of Fleet's long-term debt, including the short-term portion, is estimated based on quoted market prices for the issues for which there is a market or by discounting cash flows based on current rates available to Fleet for similar types of borrowing arrangements.

     Off-Balance-Sheet Instruments. Fair values for off-balance-sheet instruments are based on quoted market prices, current settlement values, or established pricing models using current assumptions.

ON-BALANCE-SHEET FINANCIAL INSTRUMENTS

                                                                      DECEMBER 31,
                                                      ---------------------------------------------
                                                              1994                     1993
                                                      --------------------     --------------------
                                                      CARRYING      FAIR       CARRYING      FAIR
                                                       VALUE        VALUE       VALUE        VALUE
                                                      --------     -------     --------     -------
                                                                  (DOLLARS IN MILLIONS)
Financial assets:
  Financial assets for which carrying value
     approximates fair value........................  $  6,199     $ 6,199     $  2,560     $ 2,560
  Securities........................................    11,244      11,243       14,123      14,511
  Loans(a)..........................................    25,492      25,610       24,302      25,136
  Mortgages held for resale.........................       489         489        2,622       2,630
  Trading account securities........................        92          92           91          91
  Trading instruments...............................        59          59           64          64
  Other.............................................        81         115          123         172
Financial liabilities:
  Deposits with no stated maturity..................    22,110      22,110       22,910      22,910
  Time deposits.....................................    12,696      12,571        8,175       8,271
  Short-term borrowings.............................     5,951       5,951        8,107       8,107
  Long-term debt....................................     3,457       3,388        3,444       3,620
  Trading instruments...............................        50          50           30          30
  Other.............................................       152         152           94          94

- ---------------
(a) Excludes net book value of lease financing of $1,096 million and $1,008 million at December 31, 1994 and 1993, respectively.

     At December 31, 1994, the hedge-related interest-rate swaps had an unrealized loss of $170 million compared to a net unrealized gain of $70 million at December 31, 1993. Certain assets, which are not financial instruments and, accordingly, are not included in the above fair values, contribute substantial value to the corporation in excess of the related amounts recognized in the balance sheet. These include the core deposit intangibles and the related retail banking network, the value of customer relationships associated with certain types of consumer loans (particularly the credit card portfolio), lease financing business, and mortgage servicing rights.

NOTE 17.  COMMITMENTS, CONTINGENCIES, AND OTHER DISCLOSURES

     The corporation's subsidiary, Fleet Finance, has been a defendant in several class-action lawsuits filed in federal and state courts in Georgia and Alabama, including the Alexander class-action lawsuit and the Starr class-action lawsuit. The court gave its final approval of these two lawsuits on July 18, 1994 and November 9, 1994, respectively. Pursuant to these settlement agreements, Fleet Finance will provide benefits that include cash payments to certain borrowers. At December 31, 1994, Fleet Finance had accrued approximately $15 million related to these settlements, and the corporation believes that such accruals are sufficient to cover costs.

     The corporation and its subsidiaries are involved in various other legal proceedings arising out of, and incidental to, their respective businesses.

     Management of the corporation, based on its review with counsel of the development of these matters to date, does not anticipate that any losses incurred as a result of these legal proceedings would have a materially adverse effect on the corporation's financial position.

     Lease Commitments. The corporation has entered into a number of noncancelable operating lease agreements for premises and equipment. The minimum annual rental commitments under these leases at December 31, 1994, exclusive of taxes and other charges, were $84 million in 1995; $67 million, 1996; $51 million, 1997; $43 million, 1998; $34 million, 1999; and $174 million, 2000 and subsequent years. Total rental expense for 1994, 1993, and 1992, including cancelable and noncancelable leases, amounted to $101 million, $103 million, and $89 million, respectively.

     Certain leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.

     Regulatory Matters. As a bank holding company, Fleet is subject to regulation by the Federal Reserve Board (the Federal Reserve). Banking subsidiaries are subject to regulation by the Federal Reserve and the Office of the Comptroller of the Currency (OCC) as well as state regulators. Each subsidiary bank's deposits are insured by the FDIC.

     In addition to Fleet's own monitoring of activities, the credit quality of the assets held by certain Fleet subsidiaries is subject to periodic review by the state and federal bank regulatory agencies noted above. While Fleet believes its current reserves for credit losses are adequate in light of prevailing economic conditions and the current regulatory environment, there can be no assurance that Fleet's subsidiaries will not be required to make certain adjustments to the reserve for credit losses and charge-off policies in response to changing economic conditions or regulatory examinations. Neither Fleet nor any of its subsidiaries has entered into formal written agreements with state and federal regulators.

     Transaction and Dividend Restrictions. Fleet's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds by the subsidiary banks to Fleet and its nonbanking subsidiaries. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus.

     Various federal and state banking statutes limit the amount of dividends the subsidiary banks can pay to Fleet without regulatory approval. The payment of dividends by any subsidiary bank may also be affected by other factors such as the maintenance of adequate capital for such subsidiary bank. Various regulators and the boards of directors of the affected institutions continue to review dividend declarations and capital requirements of Fleet and its subsidiaries consistent with current earnings, future earnings prospects, and other factors.

     Restrictions on Cash and Due from Banks. The corporation's banking subsidiaries are subject to requirements of the Federal Reserve to maintain certain reserve balances. At December 31, 1994 and 1993, these reserve balances were $901 million and $936 million, respectively.

NOTE 18.  SUPPLEMENTAL DISCLOSURE FOR STATEMENTS OF CASH FLOWS

     Cash paid for interest and income taxes, net of refunds, totaled $1,251 million and $341 million in 1994; $1,339 million and $428 million in 1993; and $1,559 million and $260 million in 1992. Loans transferred to foreclosed property and repossessed equipment totaled $66 million, $149 million, and $378 million in 1994, 1993, and 1992, respectively. Additional supplemental disclosures include an unrealized loss on securities available for sale of $588 million in 1994, the conversion of $33 million of subordinated notes to common stock in 1992, and the acquisition of $1,966 million of assets, net of $401 million of cash and cash equivalents received, and $2,367 million of liabilities in 1992.

NOTE 19.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

STATEMENTS OF INCOME

                                                                      YEAR ENDED DECEMBER 31,
                                                                     --------------------------
                                                                     1994      1993       1992
                                                                     ----     ------     ------
                                                                     (DOLLARS IN MILLIONS)
Dividends from subsidiaries:
  Banking subsidiaries.............................................  $300     $  205     $  132
  Other subsidiaries...............................................    37         24         88
Interest...........................................................   116        118        123
Gain on partial sale of FMG........................................    --         --        121
Other..............................................................   106         89         57
                                                                     ----     ------     ------
          Total income.............................................   559        436        521
                                                                     ----     ------     ------
Interest...........................................................   161        163        183
Noninterest expense................................................    56        185        118
                                                                     ----     ------     ------
          Total expenses...........................................   217        348        301
                                                                     ----     ------     ------
Income before income taxes and equity in undistributed income of
  subsidiaries.....................................................   342         88        220
Applicable income taxes (benefit)..................................    43        (45)        27
                                                                     ----     ------     ------
Income before equity in undistributed income of subsidiaries.......   299        133        193
Equity in undistributed income of subsidiaries.....................   314        355         87
                                                                     ----     ------     ------
Net income.........................................................  $613     $  488     $  280
                                                                     ====     ======     ======

BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1994         1993
                                                                           ------       ------
                                                                               (DOLLARS IN
                                                                           MILLIONS)
Money market instruments.................................................  $  148       $  265
Securities...............................................................     297          189
Loans receivable from:
  Banking subsidiaries...................................................     116          167
  Other subsidiaries.....................................................   1,768        1,603
                                                                           ------       ------
                                                                            1,884        1,770
Investment in subsidiaries:
  Banking subsidiaries...................................................   3,112        3,068
  Other subsidiaries.....................................................     746          759
                                                                           ------       ------
                                                                            3,858        3,827
Other....................................................................     307          329
                                                                           ------       ------
Total assets.............................................................  $6,494       $6,380
                                                                           ======       ======
Short-term borrowings....................................................  $  827       $  591
Accrued liabilities......................................................     422          368
Long-term debt...........................................................   1,865        1,782
                                                                           ------       ------
          Total liabilities..............................................   3,114        2,741
                                                                           ------       ------
  Stockholders' equity...................................................   3,380        3,639
                                                                           ------       ------
Total liabilities and stockholders' equity...............................  $6,494       $6,380
                                                                           ======       ======

STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                                     -------------------------
                                                                     1994      1993      1992
                                                                     -----     -----     -----
                                                                       (DOLLARS IN MILLIONS)
Cash flows from operating activities
Net income.........................................................  $ 613     $ 488     $ 280
Adjustments for noncash items:
  Equity in undistributed income of subsidiaries...................   (314)     (355)      (87)
  Depreciation and amortization....................................     16        17        13
  Net securities gains.............................................    (13)      (47)       (4)
  Gain on partial sale of FMG......................................     --        --      (121)
Increase in accrued liabilities, net...............................     38       102       130
Other, net.........................................................    166        38        20
                                                                     -----     -----     -----
          Net cash flow provided by operating activities...........    506       243       231
                                                                     -----     -----     -----
Cash flows from investing activities
  Purchases of securities..........................................   (167)     (132)      (27)
Proceeds from sales and maturities of securities...................     41       137        18
Net increase in loans made to affiliates...........................   (114)     (133)      (49)
Capital contributions to subsidiaries..............................   (149)     (171)     (310)
                                                                     -----     -----     -----
          Net cash flow used by investing activities...............   (389)     (299)     (368)
                                                                     -----     -----     -----
Cash flows from financing activities
  Net increase (decrease) in short-term borrowings.................    236        45      (383)
Proceeds from issuance of long-term debt...........................    400       300       868
Repayments of long-term debt.......................................   (317)     (603)      (63)
Proceeds from issuance of common stock.............................     14       432        27
Redemption and repurchase of common and preferred stock............   (372)     (126)       --
Cash dividends paid................................................   (195)     (149)     (125)
                                                                     -----     -----     -----
          Net cash flow (used) provided by financing activities....   (234)     (101)      324
                                                                     -----     -----     -----
Net (decrease) increase in cash and cash equivalents...............   (117)     (157)      187
                                                                     -----     -----     -----
Cash and cash equivalents at beginning of year.....................    265       422       235
                                                                     -----     -----     -----
Cash and cash equivalents at end of year...........................  $ 148     $ 265     $ 422
                                                                     =====     =====     =====